SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE TO

(RULE 14D-100)

TENDER OFFER STATEMENT UNDER SECTION 14 (d)(1)

OR SECTION 13 (e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

CENTERPULSE LTD.

(Name of Subject Company (Issuer))

SMITH & NEPHEW GROUP PLC

SMITH & NEPHEW PLC

(Names of Filing Persons (Offerors))

REGISTERED SHARES, PAR VALUE CHF 30.00 PER SHARE

(Title of Class of Securities)

Not Applicable*

(CUSIP Number of Class of Securities)

James A. Ralston

Executive Vice President and Chief Legal Officer

Smith & Nephew, Inc.

1450 Brooks Road

Memphis, Tennessee 38116

(901) 396-2121

(Name, address and telephone number of

person authorized to receive notices

and communications on behalf of filing persons)

Copy to:

Pran Jha

Sidley Austin Brown & Wood

Bank One Plaza

10 South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

CALCULATION OF FILING FEE

Transaction Valuation**: $1,033,983,153	Amount of Filing Fee: $206,800

*	There is no CUSIP Number assigned to the registered shares. CUSIP No. 152005104 has been assigned to the American Depositary Shares of Centerpulse Ltd. that are quoted on the New York Stock Exchange under the symbol “CEP.” CUSIP No. 152005203 has been assigned to the American Depositary Shares of Centerpulse Ltd. that were issued pursuant to a restricted ADR facility and are not publicly traded.
**

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The registration fee was computed pursuant to Rule 0-11 under the Exchange Act as the sum of (a) the product of (i) $217.027, the average of the high and low sales prices of Centerpulse Ltd. shares on the SWX Swiss Exchange on

April 22, 2003, translated into US dollars at the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on such date and (ii) 4,372,992, the maximum number of Centerpulse Ltd. shares to be purchased from persons located in the United States and (b) the product of (i) $21.735, the average of the high and low sale prices of Centerpulse Ltd. American Depositary Shares (“ADSs”) as reported on the New York Stock Exchange on April 22, 2003 and (ii) 3,907,330, the number of Centerpulse Ltd. ADSs outstanding as of April 22, 2003.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount previously paid:	$63,100	Filing Parties:	Smith & Nephew Group plc
			Smith & Nephew Common Access Trust
			Smith & Nephew plc

Form or registration No.:	Form F-4	Date Filed:	April 25, 2003

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.

☐	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

This Tender Offer Statement on Schedule TO relates to the third-party tender offer by Smith & Nephew Group plc, a company organized under the laws of England and Wales (“S&N Group”), to exchange S&N Group ordinary shares, 12 1/2 pence nominal value per share (including S&N Group shares represented by S&N Group American Depositary Shares (“ADSs”), each representing 10 S&N Group shares), and cash, for registered shares, CHF 30 par value per share, of Centerpulse Ltd., a Swiss public company (“Centerpulse”), including Centerpulse shares represented by Centerpulse ADSs, each representing one-tenth ( 1/10) of a Centerpulse share, upon the terms and subject to the conditions set forth in the Preliminary Prospectus/Offer to Exchange, dated as of April 25, 2003 (the “Prospectus”), which is incorporated herein by reference to Exhibit (a)(1). The information set forth in the Prospectus, including all schedules and annexes thereto, is hereby expressly incorporated herein by reference in response to all the items of this Schedule TO, except as otherwise set forth below.

Item 12.    EXHIBITS.

EXHIBIT NO.	DESCRIPTION
(a)(1)

Preliminary Prospectus/Offer to Exchange, dated April 25, 2003 (incorporated herein by reference to Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(2)

Form of Declaration of Acceptance and Assignment (incorporated herein by reference to Exhibit 99.1 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(3)

Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.2 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(4)

Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(5)

Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit 99.4 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(6)

Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees to Clients (incorporated herein by reference to Exhibit 99.5 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(7)

Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.6 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(8)	Swiss Pre-Announcement, dated March 20, 2003 (incorporated herein by reference to Smith & Nephew plc’s Rule 425 filing made with the Securities and Exchange Commission on March 20, 2003).

(a)(9)

Press Release of Smith & Nephew plc and Centerpulse Ltd., dated March 20, 2003 (incorporated herein by reference to Smith & Nephew plc’s Rule 425 filing made with the Securities and Exchange Commission on March 20, 2003).

(a)(10)	Press Release of Smith & Nephew plc, dated April 16, 2003 (incorporated herein by reference to Smith & Nephew plc’s Rule 425 filing made with the Securities and Exchange Commission on April 16, 2003).

(a)(11)

Press Release of Smith & Nephew plc and Centerpulse Ltd., dated April 24, 2003 (incorporated herein by reference to Smith & Nephew plc’s Rule 425 filing made with the Securities and Exchange Commission on April 24, 2003).

EXHIBIT NO.	DESCRIPTION

(a)(12)	UK Listing Particulars, dated April 25, 2003.

(a)(13)	UK Listing Particulars Summary, dated April 25, 2003.

(a)(14)	Swiss Offer Prospectus, dated April 25, 2003.

(a)(15)	Swiss Offer Prospectus Summary, dated April 25, 2003.

(b)(1)

Credit Agreement, dated as of March 20, 2003, by and among Smith & Nephew Group plc, Smith & Nephew plc and certain of Smith & Nephew plc’s subsidiaries, as borrowers, Smith & Nephew, Inc. as guarantor, Lloyds TSB Capital Markets and The Royal Bank of Scotland plc, as arrangers, the financial institutions listed therein, as original lenders, and The Royal Bank of Scotland, as facility agent (incorporated herein by reference to Exhibit 2(a) to the Form 20-F of Smith & Nephew plc for the year ended December 31, 2002).

(d)(1)

Combination Agreement, dated as of March 20, 2003, by and among Smith & Nephew Group plc, Smith & Nephew plc and Centerpulse Ltd. (incorporated herein by reference to Exhibit 4(a)(ii) to the Form 20-F of Smith and Nephew plc for the year ended December 31, 2002).

(d)(2)

Transaction Agreement, dated as of March 20, 2003, by and among Smith & Nephew Group plc, Smith & Nephew plc and InCentive Capital AG, as amended March 25, 2003 (incorporated herein by reference to Exhibits 4(a)(iii) and 4(a)(iv) to the Form 20-F of Smith and Nephew plc for the year ended December 31, 2002).

(d)(3)

Tender Agreement, dated as of March 20, 2003, by and among Smith & Nephew Group plc, Smith & Nephew plc and certain shareholders of InCentive Capital AG listed therein (incorporated herein by reference to Exhibit 10.2 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(g)	None.

(h)	None.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SMITH & NEPHEW GROUP PLC

By:	/S/ PIERRE CHAPATTE
Name: Pierre Chapatte Title: Director

SMITH & NEPHEW PLC

By:	/S/ PAUL R. CHAMBERS
Name: Paul R. Chambers Title: Company Secretary

Date: April 25, 2003

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
(a)(1)

Preliminary Prospectus/Offer to Exchange, dated April 25, 2003 (incorporated herein by reference to Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(2)

Form of Declaration of Acceptance and Assignment (incorporated herein by reference to Exhibit 99.1 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(3)

Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.2 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(4)

Form of Notice of Guaranteed Delivery (incorporated herein by reference to Exhibit 99.3 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(5)

Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees (incorporated herein by reference to Exhibit 99.4 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(6)

Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees to Clients (incorporated herein by reference to Exhibit 99.5 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(7)

Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit 99.6 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(a)(8)	Swiss Pre-Announcement, dated March 20, 2003 (incorporated herein by reference to Smith & Nephew plc’s Rule 425 filing made with the Securities and Exchange Commission on March 20, 2003).

(a)(9)

Press Release of Smith & Nephew plc and Centerpulse Ltd., dated March 20, 2003 (incorporated herein by reference to Smith & Nephew plc’s Rule 425 filing made with the Securities and Exchange Commission on March 20, 2003).

(a)(10)	Press Release of Smith & Nephew plc, dated April 16, 2003 (incorporated herein by reference to Smith & Nephew plc’s Rule 425 filing made with the Securities and Exchange Commission on April 16, 2003).

(a)(11)

Press Release of Smith & Nephew plc and Centerpulse Ltd., dated April 24, 2003 (incorporated herein by reference to Smith & Nephew plc’s Rule 425 filing made with the Securities and Exchange Commission on April 24, 2003).

(a)(12)	UK Listing Particulars, dated April 25, 2003.

(a)(13)	UK Listing Particulars Summary, dated April 25, 2003.

(a)(14)	Swiss Offer Prospectus, dated April 25, 2003.

(a)(15)	Swiss Offer Prospectus Summary, dated April 25, 2003.

(b)(1)

Credit Agreement, dated as of March 20, 2003, by and among Smith & Nephew Group plc, Smith & Nephew plc and certain of Smith & Nephew plc’s subsidiaries, as borrowers, Smith & Nephew, Inc. as guarantor, Lloyds TSB Capital Markets and The Royal Bank of Scotland plc, as arrangers, the financial institutions listed therein, as original lenders, and The Royal Bank of Scotland, as facility agent (incorporated herein by reference to Exhibit 2(a) to the Form 20-F of Smith & Nephew plc for the year ended December 31, 2002).

EXHIBIT NO.	DESCRIPTION

(d)(1)

Combination Agreement, dated as of March 20, 2003, by and among Smith & Nephew Group plc, Smith & Nephew plc and Centerpulse Ltd. (incorporated herein by reference to Exhibit 4(a)(ii) to the Form 20-F of Smith and Nephew plc for the year ended December 31, 2002).

(d)(2)

Transaction Agreement, dated as of March 20, 2003, by and among Smith & Nephew Group plc, Smith & Nephew plc and InCentive Capital AG, as amended March 25, 2003 (incorporated herein by reference to Exhibits 4(a)(iii) and 4(a)(iv) to the Form 20-F of Smith and Nephew plc for the year ended December 31, 2002).

(d)(3)

Tender Agreement, dated as of March 20, 2003, by and among Smith & Nephew Group plc, Smith & Nephew plc and certain shareholders of InCentive Capital AG listed therein (incorporated herein by reference to Exhibit 10.2 of Smith & Nephew Group plc’s Registration Statement on Form F-4, filed with the Securities and Exchange Commission on April 25, 2003).

(g)	None.

(h)	None.